CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS AGREEMENT, dated as of March 21, 2017, is by and between Atlantic Stewardship Bank (“the Bank”) and Stewardship Financial Corporation (“the Corporation”), a New Jersey corporation (the Bank and the Corporation being referred to collectively as “the Company”), and James Shields (the “Executive”).
RECITALS:

1.    The Executive is an employee of the Company and is an important participant in management or administration of the Company.
2.    The Company wishes to encourage the Executive to continue Executive’s career and services with the Company following a Change in Control (as hereinafter defined).
3.    It would be in the best interests of the Company and its stockholders to ensure continuity in the management and administration of the Company in the event of a Change in Control by entering into this Agreement with the Executive.
Agreement
For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:
1.Definitions.
a.    “Board” shall mean the Board of Directors of the Company (the members of the Board of Directors of the Corporation are also the Board of Directors of the Bank).
b.    “Cause” shall mean:
(i) the continued and willful failure of the Executive at any time to perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, but including a continued and willful failure by the Executive for any other reason to attempt in good faith to meet reasonable, material performance expectations that are not measured by Company economic performance), after a written demand for performance is delivered to the Executive by the Company or its representative, which specifically identifies the manner in which the Company believes that the Executive has not attempted in good faith to perform the Executive’s duties and which gives the Executive no fewer than 30 days to cure the deficiency noted therein; or
(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or
(iii) conviction of the Executive of a felony (other than a traffic-related felony) or a guilty or nolo contendere plea by the Executive with respect thereto; or
(iv) a material breach by the Executive of any material provision of this Agreement; provided that, if such breach is curable, the Company shall not have the right to terminate the Executive’s employment for Cause unless the Executive, having received written notice of the breach, fails to cure the breach within 30 days of receipt of such notice; or

(v) a willful violation by the Executive of a material legal requirement, or of any material written Company policy or procedure that is materially and demonstrably injurious to the Company; or
(vi) the Executive’s failure to obtain or maintain, or inability to qualify for, any license (other than a driver’s license) required by law for the performance of the Executive’s material job responsibilities, or the suspension or revocation of any such license held by the Executive as a result of an action or inaction by the Executive; provided that, if such failure, suspension or revocation is curable, the Company shall not have the right to terminate the Executive’s employment for Cause unless the Executive, having received written notice of the failure, does not cure the failure within a reasonable time (not less than 30 days after the receipt of such notice), provided, in no event shall Cause exist under this clause (vi) so long as the Executive is diligently pursuing a cure of such failure, suspension or revocation in good faith and the failure is cured within 120 days after receipt of notice.
c.    “Change in Control” shall mean the date on which the earliest of the following events occurs:
(i)    any Person, as defined in this Paragraph 1(c)(v) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (x) the then outstanding shares of common stock of the Corporation or (y) the combined voting power of the then outstanding securities of the Corporation entitled to vote generally in the election of directors (the “Company Voting Stock”);
(ii)    any Person other than the Corporation or a wholly-owned subsidiary of the Corporation becomes the beneficial owner of 50% or more of (x) the then outstanding shares of common stock of the Bank or (y) the combined voting power of the then outstanding securities of the Bank entitled to vote generally in the election of directors;
(iii)    the closing of a sale or other disposition (whether by merger, consolidation, reorganization or otherwise) of all or substantially all of the assets of the Corporation or the Bank, or the Corporation or the Bank adopts a plan of liquidation providing for the distribution of all or substantially all of its assets;
(iv)    the Corporation or the Bank combines with another entity and is the surviving entity but, immediately after the combination, the stockholders of the Corporation or the Bank immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock or other ownership interests of the combined entity (there being excluded from the number of shares or other ownership interests held by such stockholders, but not from the voting stock of the combined entity, any shares or other ownership interests received by affiliates of such other entity in exchange for stock or other ownership interests of such other entity);
(v)    the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Change in Control Severance Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; provided, further, notwithstanding anything herein to the contrary, for purposes of this Agreement, a Change in Control shall not include any transaction, whether by bona fide public offering or private placement to institutional investors of any class or series of capital stock of the Company, determined by the Board to be effected for the purpose of equity financing, including the conversion of any debt securities of the Company into equity securities of the Company. The definition of a Change in Control under this Agreement is not intended to modify or otherwise affect the definition of such term or any similar term under any other plan or arrangement of the Company. For purposes of this Paragraph 1c, a “Person” means any individual, entity, or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

d.    “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent:
(i)    a material reduction by the Company in Executive’s base salary; or
(ii)    a material reduction in Executive’s authority, duties, or responsibilities, including the budget over which Executive retains authority; or
(iii)    any order from any person to whom the Executive reports, directing the Executive to take any action or to refrain from taking any action, in any case, that in Executive’s good-faith, considered and informed judgment violates any applicable legal or regulatory requirement, which order continues in effect and is not revoked after 30 business days’ written notice of objection from the Executive;
(iv)    a material diminution in the authority, duties, or responsibilities of the person or persons to whom Executive is required to report (including, if Executive reports directly the board of directors, a requirement that Executive instead report to a corporate officer or employee);
(v)    a material change in the geographic location at which Executive is required to work, which shall mean a requirement that Executive relocate to an office at least 50 miles from the Company’s corporate headquarters and at least 20 miles farther from the Executive’s principal residence than the headquarters prior to such relocation (“relocate” means to regularly report physically to a different location); or
(vi)    the Company’s failure to require a successor entity to assume and agree to perform the Company’s obligations pursuant to Section 9.
No event described hereunder shall constitute Good Reason, unless the Executive has given written notice to the Company specifying the event relied upon for such termination within ninety (90) days after the occurrence of such event and the Company has not remedied such event within 30 days of receipt of such notice. The Company and Executive, upon mutual written agreement, may waive any of the foregoing provisions which would otherwise constitute Good Reason.
e.    “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days as a result of mental or physical incapacity, which qualifies the Executive for benefits under the Company’s long-term disability program covering the Executive and which is reasonably believed by the Company based on the facts available at the time to be total and permanent.
2.    Term.
This Agreement shall be effective as of the date set forth in the first paragraph of this Agreement and shall continue indefinitely or, if a Change in Control occurs, until terminated by, or on behalf of, the Company not sooner than two years after the most recent Change in Control; provided, however, the Company’s obligations, if any, to provide payments and/or benefits pursuant to Section 3 of this Agreement and the obligations of the Company and the Executive under Section 5 of this Agreement shall survive the termination of this Agreement.

3.    Severance Benefits.
a.    If the Executive’s employment with the Company is terminated by the Company within six months preceding or two years following a Change in Control for any reason other than Cause, death, or Disability (for avoidance of doubt, transfer of employment between or among the Companies shall not constitute a termination of employment for purposes of this Agreement), or by the Executive for Good Reason within two years following a Change in Control:
(i)    within five business days after such termination (or, if later, the date of the Change in Control), the Company shall pay or cause to be paid to the Executive (or if the Executive dies after such a termination of employment but before receiving all payments to which he has become entitled hereunder, to the estate of the Executive) the following amounts:
(A)    accrued but unpaid salary; accrued but unpaid bonus awarded to the Executive; accrued but unused vacation and sick time in accordance with the Company’s leave policy or similar program, as may be amended from time to time; any benefits to which Executive is entitled under any other plans or programs then in effect; and any unreimbursed business expenses incurred prior to the date of termination, all as of the effective date of termination; and
(B)    a lump sum cash amount equal to 12 months’ salary, plus an amount equal to 100% of any bonus awarded to Executive during the 12 months prior to termination; and
(ii)    the Executive shall be entitled to the following additional severance benefits:
(A)    notwithstanding anything in any other award notice or agreement providing otherwise, as applicable, (1) all of the Executive’s outstanding stock options that would have vested within twelve months following the date of termination had the Executive remained an employee of the Company shall become immediately vested and exercisable; and (2) all of the Executive’s outstanding shares of restricted stock and any other stock or stock-based award that otherwise would have vested within twelve months following the date of termination had the Executive remained an employee of the Company shall become immediately vested in full (at 100 % of target levels for any performance-based stock awards); and (3) all profit sharing plan awards that otherwise would have vested within twelve months following the date of termination had the Executive remained an employee of the Company shall become immediately vested in full; provided that the provisions of this paragraph are not intended to limit or restrict provisions as to vesting under plans or programs of the Company applicable to the Executive at the time that confer greater rights upon the Executive than those conferred under this Agreement;
(B)    for a period commencing with the month in which termination of employment shall have become effective and ending 12 months thereafter, the Executive and, as applicable, the Executive’s covered dependents at the time of termination, shall be entitled to all benefits under the Company’s welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended), as if the Executive were still employed during such period, at the same level of benefits and at the same dollar cost to the Executive as the Company makes available for the period to employees of similar status generally. If and to the extent that equivalent benefits cannot be payable or provided under any such plan, the Company shall pay or provide (or cause to be paid or provided) equivalent benefits on an individual basis. If the date of termination precedes the Change in Control, such benefits shall be provided retroactively to the date of termination or, to the extent that such benefits may not be provided retroactively, the Company shall pay the Company’s cost of such benefits to the Executive. The benefits provided in accordance with this Section 3a(ii)(B) shall be secondary to any comparable benefits provided by another employer.
b.    In the event of any termination of the Executive’s employment described in Section 3a, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment; provided, however, to the extent the Executive receives medical and health benefits from a subsequent employer, those benefits shall be primary to benefits provided pursuant to Section 3a(ii)(B).
c.    It is intended that the payments and benefits provided under this Agreement are in lieu of, and not in addition to, severance payments and benefits provided under any other severance, change in control or similar plan or policies of the Companies (“Other Severance Benefits”). Unless waived by the Executive, any Other Severance Benefits the Executive receives, or will receive in the future, shall reduce payments and benefits provided hereunder dollar for dollar.
4.    Nature of Obligation.
The Company shall not be required to establish a special or separate fund or other segregation of assets to assure payments under this Agreement, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest in or to any such investments, except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments under this Agreement such right shall be no greater than the right of an unsecured creditor.
5.    Full Settlement; Litigation Expenses.
Except as provided below, the Company’s obligation to make or cause to be made the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. The Company agrees to pay, upon written demand therefor by the Executive, all legal fees and expenses the Executive reasonably incurs as a result of any dispute or contest (regardless of the outcome thereof) by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement, plus in each case, interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code. Notwithstanding the foregoing, the Executive agrees to repay to the Company any such fees and expenses paid or advanced by the Company if and to the extent that the Company or such others obtains a judgment or determination that the Executive’s claim was frivolous or was without merit from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise. Notwithstanding any provision hereof or in any other agreement, the Company may offset any other obligation it has to the Executive by the amount of such repayment. In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, he shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion.
6.    Tax Withholding.
The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.    Entire Understanding.
This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior severance, change in control or similar agreement between the Company and the Executive; provided, however, that, except as otherwise expressly provided in this Section 7 and in Section 3c, this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided, including any obligation of the Company to indemnify or provide liability insurance coverage to Executive.
8.    Severability.
If, for any reason, anyone or more of the provisions or part of a provision contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.
9.    Consolidation, Merger, or Sale of Assets.
If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, the term “Company” as used herein shall mean such other entity, and this Agreement shall continue in full force and effect. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
10.    Notices.
All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, first class as follows:

To the Company:
Atlantic Stewardship Bank 630 Godwin Avenue Midland Park, NJ 07432-1405 Attention: Human Resources Department
To the Executive:
At the address (or to the facsimile number) last shown on the records of the Company or to such other address as either party shall have previously specified in writing to the other.
11.    No Attachment.
Except as required by law, no right by the Executive or Executive’s estate to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
12.    Binding Agreement.
This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.
13.    Modification and Waiver.
This Agreement may not be terminated, modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
14.    Headings of No Effect.
The section headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.
15.    Executive Acknowledgment.
The Executive acknowledges that Executive has read and understands the provisions of this Agreement. The Company advises Executive to consult with Executive’s personal counsel regarding whether to enter into this Agreement. The Executive acknowledges that Executive has been given an opportunity for Executive’s personal legal counsel to review this Agreement and that the provisions of this Agreement are reasonable and that Executive has received a copy of this Agreement.
16.    Not Compensation for Other Plans.
Except for amounts paid pursuant to Section 3a(i)(A) that are considered compensation, earnings or wages for purposes of any employee benefit plan of the Company, it is understood by all parties hereto that amounts paid and benefits provided hereunder are not to be considered compensation, earnings or wages for purpose of any employee benefit plan of the Company, including, but not limited to, any tax-qualified retirement plan.

17.    Noncompetition and Confidentiality Agreements; Release.
Notwithstanding any provision herein to the contrary, the Company shall not have any obligation to pay (or cause to be paid) any amount or provide any benefit under this Agreement unless and until the Executive executes a release of all claims against the Company, its subsidiaries and other affiliates and related parties relating to the Executive’s employment and termination thereof, and any revocation period applicable to such release has expired. The release shall be in a form acceptable to the Company, and Executive and Company agree that the release will include the provisions of Exhibit A attached to this Agreement.
18.    Governing Law.
The interpretation, construction, performance and the rights and remedies of the parties hereunder shall be governed by the internal laws of the State of New Jersey, without regard to the conflict of law provisions thereof. For the purpose of litigating disputes that may arise under this Agreement, the parties hereby agree that such litigation will be conducted in the federal or state courts of the State of New Jersey in and for Bergen County, and the Parties consent to the personal jurisdiction of those courts.
19.    Code Section 409A Compliance.
a.    If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Internal Revenue Code (“Code”) Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Executive, reform such provision, to the extent possible, to comply with Code Section 409A; provided, that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Code Section 409A.
b.    Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of Executive’s death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the Deferral Period and the Company shall pay (or cause to be paid) to the Executive an amount equal to the amount of such premiums paid by the Executive during the Deferral Period promptly after its conclusion.
20.     Excise Tax
If any payments or benefits under this Agreement are subject to the excise tax under Code Section 4999, such payments nonetheless shall not be subject to any cutback, gross-up or other adjustment, except as the Company and the Executive may otherwise agree.
21.    Counsel.

The Company recommends that Executive review this Agreement with Executive’s personal counsel before signing it. Executive acknowledges and understands that McCarter & English, LLP has acted solely as counsel to the Company in connection with the preparation, negotiation and execution of this Agreement and not as counsel to Executive.

IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the date first above written.

ATLANTIC STEWARDSHIP BANK

By:/s/ Richard W. Culp
Richard W. Culp
Chairperson, Compensation Committee

STEWARDSHIP FINANCIAL CORPORATION

By:/s/ Richard W. Culp
Richard W. Culp
Chairperson, Compensation Committee

EXECUTIVE

/s/ James Shields
James Shields

EXHIBIT A

FORM OF RELEASE

1.    Release of Claims.

The Executive recognizes that the payments and other benefits to be received under the Change in Control Severance Agreement include amounts and benefits above and beyond any amounts due under any other agreement or under the Company’s general policies or programs.
In consideration of, and as a condition to these payments, and to the extent allowed by law, Executive releases and forever discharges the Company and all of its affiliates, and all of their present or former officers, directors, shareholders, employees, agents, successors or assigns (the “Releasees”) from all claims or causes of action or other demands whatsoever, which Executive ever had or now has against the Releasees, arising out of or related to his employment relationship with the Company or the termination of that relationship, except as stated below (the “Claims”).
This release is binding on the Executive and Executive’s heirs, assigns, and/or representatives. This release includes, but is not limited to, the claims described below. If the law prohibits a release or waiver of any Claim, the Executive hereby waives the right to seek or accept damages in a proceeding under the Claim and/or hereby acknowledges that Executive has no valid claim under such statute or theory. The Claims released include any alleged violation by the Company of:
•    Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.;
•    Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•    The Employment Retirement Income Security Act of 1974, as amended, 29             U.S.C. § 1001 et seq.;
•    The Immigration Reform Control Act, as amended;
•    The Americans with Disabilities Act;
•    The Age Discrimination in Employment Act, as amended, and including the             Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq.;
•    The Fair Labor Standards Act, as amended;
•    The Occupational Safety and Health Act, as amended;

•    The Family and Medical Leave Act;
•    The Consolidated Omnibus Budget Reconciliation Act, as amended;
•    The National Labor Relations Act, as amended;
•    The Sarbanes-Oxley Act, as amended;
•    the New Jersey Law Against Discrimination;

•	the New Jersey Conscientious Employee Protection Act;

•	the New Jersey Family Leave Act;

•	the New Jersey Wage Payment Law;

•	the New Jersey Wage and Hour Law;

•
Any federal, state or local laws against discrimination or protecting whistleblowers, or any other federal, state or local law or common law relating to employment, wages, hours, or any other terms and conditions of employment;

The Claims released also include:
•    Any claim related to the Company’s stock incentive plans or other benefit plans or compensation plans;
•    Any claim based in whole or in part on any public policy, contract, tort, or other common law claim or cause of action, including but not limited to breach of implied or express contract, intentional or negligent infliction of emotional distress, negligent misrepresentation, defamation, wrongful discharge;
•    Any claim or cause of action for commission, back wages, bonuses, or other compensation, including, but not limited to, commissions, back wages or compensation related to or arising out of any payments or sums the Company has received or may receive in the future from any source at any time;
•    Any claim or allegation for costs, fees, or other expenses, including attorneys’             fees, incurred in ay matter or proceeding.
2.    Unknown Claims Released. The Executive understands that Executive is releasing claims that Executive may not know about. This is the Executive’s knowing and voluntary intent, even though the Executive recognizes that someday Executive might learn that some or all of the facts currently believed to be true are untrue and even though Executive might then regret having signed this

Release. Nevertheless, the Executive assumes that risk and agrees that this Release shall remain effective in all respects in any such case.
3.    Claims Not Released. Anything to the contrary notwithstanding contained herein, nothing herein shall release any Releasee from any claims or damages based on (i) any right the Executive may have to enforce this Release or the Change in Control Severance Agreement, (ii) any right or claim that arises after the date of this Release, (iii) any right the Executive may have to benefits or entitlements under any health benefits plan, (iv) the Executive’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of Company or any applicable agreement or insurance policy, or (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any Releasee, on the other hand, are jointly liable. In addition, nothing in this Release shall preclude Executive from filing a charge with or participating in any manner in an investigation, hearing, or proceeding conducted by the Equal Employment Opportunity Commission, but Executive hereby waives any and all rights to recover compensation as a result of any such charge, investigation, hearing or proceeding.
4.    No Participation in Claims. The Executive understands that if this Agreement were not signed, Executive could have the right to voluntarily assist other individuals or entities in bringing claims against the Releasees. The Executive hereby waives that right and agrees not to provide any such assistance, other than assistance in an investigation or proceeding conducted by an agency of the United States or of a state or local government.
5.    Nonadmission of Liability. The this Release is not intended to imply any wrongdoing by Releasees or by Executive and shall not constitute evidence of any wrongdoing by Releasees or Executive.
6.    Voluntary Agreement and Consultation with Counsel. The Executive’s decision to enter into this Release is a wholly free and voluntary decision. Before signing this Release, the Executive has had the opportunity for up to twenty-one (21) days to carefully consider the terms and ramifications of this Release and the opportunity to consult with Executive’s own attorneys and other advisors. The Company advises Executive to consult with Executive’s own attorney before signing this Release.

7.    Governing Law and Interpretation. This Release shall be governed by the laws of the State of New Jersey, without regard to its conflict of laws provisions.
8.    Separate Enforceability of Terms. If any terms of this Release are declared invalid by any court of competent jurisdiction, the Release shall be deemed amended by excluding the invalid term or terms, and all remaining terms shall continue in full force and effect. The Executive and the Company agree to execute such amendments as may be necessary to accomplish the intent of this paragraph, which is to maintain in force all terms of this Release to the full extent permitted by law.
9.    Limitations on Changing Release. This Release may not be modified, altered, or changed except in a writing signed by both parties.
10.     Revocation; Effectiveness. The Executive may revoke this Release for a period of seven (7) days following the day Executive signs this Release. Any revocation within this period must be submitted, in writing, to the Company at the address listed below. The revocation must be delivered to Human Resources Department, Atlantic Stewardship Bank, 630 Godwin Avenue, Midland Park, NJ 07432, and delivered by hand or e-mail. This Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
EXECUTIVE HAS HAD TWENTY ONE (21) DAYS TO CONSIDER THIS RELEASE AND CONFIRMS THAT THE COMPANY ADVISED EXECUTIVE TO CONSULT WITH PERSONAL COUNSEL BEFORE EXECUTING THE RELEASE.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY ONE (21) DAY CONSIDERATION PERIOD.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST THE RELEASEES.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Release as of the date set forth below:
Atlantic Stewardship Bank
By: By:
Richard W. Culp
Chairperson, Compensation Committee
Date:                     _

Executive:

James Shields

Current personal mailing address:
_____________________________
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